
                                                                                                      EXHIBIT 11

                                                   BERGEN BRUNSWIG CORPORATION
                                                   ---------------------------
                                                COMPUTATION OF EARNINGS PER SHARE
                                           FOR THE SECOND QUARTER AND SIX MONTHS ENDED
                                                     MARCH 31, 1997 AND 1996
                                        (in thousands except share and per share amounts)
                                                           (Unaudited)

                                                               SECOND QUARTER                SIX MONTHS
                                                          --------------------------  --------------------------
                                                              1997          1996          1997          1996
                                                          ------------  ------------  ------------  ------------
DATA AS TO EARNINGS - NET EARNINGS                        $    20,505   $    20,389   $    38,683   $    36,016
                                                          ============  ============  ============  ============


DATA AS TO NUMBER OF COMMON AND
  COMMON EQUIVALENT SHARES:
    Weighted average number of shares of Class A
       Common Stock outstanding                            50,149,037    49,983,904    50,126,686    49,899,936
    Common equivalent shares assuming issuance
       of shares represented by outstanding
       employees' stock options:
        Additional shares assumed to be issued              2,263,784     2,248,736     2,300,758     2,012,201
        Reduction of such additional shares assuming
            proceeds invested in treasury stock (at
            average market prices during each period)      (1,822,905)   (1,907,772)   (1,864,079)   (1,695,331)
                                                          ------------  ------------  ------------  ------------
                Average number of common and common
                   equivalent shares outstanding           50,589,916    50,324,868    50,563,365    50,216,806
                                                          ============  ============  ============  ============


EARNINGS PER COMMON AND COMMON
  EQUIVALENT SHARE OUTSTANDING                            $       .40   $       .41   $       .76   $       .72
                                                          ============  ============  ============  ============

Reference is made to Notes C and D in the accompanying Notes to Consolidated Financial Statements.

                                              14